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                                                              EXHIBIT 99.3



FOR IMMEDIATE RELEASE

                                               For more information contact:
                                               Nicholas L. Ribis (212) 715-7204


                    TRUMP HOTELS & CASINO RESORTS FILES 8-K
                  ON PROPOSED CASTLE JOINT VENTURE TRANSACTION
                               WITH COLONY CAPITAL



NEW YORK, January 22, 1997 -- Trump Hotels & Casino Resorts, Inc. (NYSE: DJT) today filed a Form 8-K with the Securities and Exchange Commission regarding the terms of its letter of intent with Colony Capital to form a joint venture. The joint venture provides for Colony to invest $125 million in the Trump's Castle in Atlantic City to be used to fund the expansion and retheming of Trump's Castle.

In its 8-K filing, the Company provided the following details regarding the transaction:

o Colony's investment in the form of $62.5 million Series A Cumulative Preferred Equity and $62.5 million Series B Cumulative Preferred Equity, both with a dividend rate of 15% payable semi-annually and maturing in eight years. The Series A is senior to the Series B.

o Colony also receives 51% of the common equity in the Trump's Castle and three of five seats on the Board of Directors of Trump's Castle. Trump Hotels & Casino Resorts Holdings, L.P., retains the remaining 49% of the equity, and Donald J. Trump and Nicholas L. Ribis will continue to serve as chairman and chief executive, respectively. Trump Hotels & Casino Resorts will control the day-to-day operational management of the Casino-Hotel.

o Trump Hotels & Casino Resorts has the option, within the first four years, to repurchase the preferred stock at a price equivalent to a 25% annually compounded rate of return, but with a minimum nominal profit to Colony of $50 million if redeemed within 18 months of the date of issuance.

o Colony will have the right, at the end of four years, to exchange the Series B Cumulative Preferred equity (plus accrued dividends) for DJT common stock (with a maximum of 8.5 million shares) and preferred stock or cash, if needed.

o Upon completion of the transaction - or if the company pursues an alternative investment with a third party under certain circumstances - Colony will receive warrants for 2 million shares of DJT common stock at a strike price of $15 a share.

Trump Hotels & Casino Resorts said both sides would move toward signing of a definitive agreement by April 15.



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Trump Hotels & Casino Resorts, Inc. owns and operates Trump Plaza Hotel &
Casino, Trump Taj Mahal Casino Resort and Trump's Castle Casino Resort in Atlantic City, NJ, as well as Trump Indiana, the riverboat casino at Buffington Harbor, IN, on Lake Michigan.

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